Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports First Quarter 2018 Financial Results

Company Exceeds Revenue and Adjusted EBITDA Expectations

Malvern, PA – (GLOBE NEWSWIRE) – April 25, 2018 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading mobile and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the first quarter ended March 31, 2018.

Company Highlights

•	Recognized highest quarterly revenue in Company’s history of $94.5 million

•	Achieved 11% year over year organic revenue growth

•	Achieved 23rd consecutive quarter of year over year revenue growth

•	Recorded GAAP net income attributable to BioTelemetry, Inc. of $6.0 million

•	Realized record quarterly adjusted EBITDA of $23.6 million, or 25.0% of revenue

•	Realized approximately $7.0 million of synergies in the quarter from the integration of LifeWatch, on track to achieve $30.0 million of annualized synergies

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “The first quarter was an exceptional start to the year, with revenue and adjusted EBITDA that surpassed our expectations. These results were due to our 11% organic revenue growth driven by a 10% increase in MCT patient volume. This volume growth was augmented by the full commercial launch of our next generation MCT and extended wear Holter devices in a patch form factor. Additionally, we delivered record adjusted EBITDA with a 25% margin, powered by excellent organic growth and synergies related to the integration of LifeWatch.

“Our strong performance is the direct result of the successful execution of our key initiatives. With the largest and most productive sales force in the industry, a vast network of covered lives and the most comprehensive suite of products, we anticipate further expansion of our leadership position in the cardiac monitoring market. Our research business is also experiencing accelerated growth, up 21% in the first quarter versus the prior year quarter. Finally, we continue to develop strategic relationships in our digital population health business, which have the potential to drive significant future growth. Given these factors, we expect the positive momentum experienced over the last few quarters to continue, resulting in another standout year for the Company, with over $380 million of revenue and an adjusted EBITDA margin percent in the mid-twenties.”

First Quarter Financial Results

Revenue for the first quarter 2018 was $94.5 million compared to $55.9 million for the first quarter 2017, an increase of $38.6 million, or 69.1%.

Gross profit for the first quarter 2018 was $58.0 million, or 61.4% of revenue, compared to $32.9 million, or 58.9% of revenue, for the first quarter 2017.

On a GAAP basis, net income attributable to BioTelemetry, Inc. for the first quarter 2018 was $6.0 million, or net income attributable to BioTelemetry, Inc. of $0.17 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share, for the first quarter 2017.

On an adjusted basis1, net income attributable to BioTelemetry, Inc. for the first quarter 2018 was $13.9 million, or $0.39 per diluted share. This compares to adjusted net income of $4.9 million, or $0.16 per diluted share, for the first quarter 2017. This increase was attributable to the addition of LifeWatch, the 11% organic revenue growth and synergies gained from the integration of LifeWatch. The details regarding adjusted net income are included in the reconciliation tables included in this release.

Conference Call
BioTelemetry, Inc. will host an earnings conference call on Wednesday, April 25, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.gobio.com. The call will be archived on our website for two weeks.

About BioTelemetry
BioTelemetry, Inc. is the leading mobile and wireless medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  The Company provides cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging, and original equipment manufacturing that serve both the Healthcare and Clinical Research industries.  More information can be found at  www.gobio.com.
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1 The Company believes that providing non-GAAP financial measures offers a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business. Please refer to the Company’s “Reconciliation of Non-GAAP Financial Measures” and “Use of Non-GAAP Financial Measures” in this release for additional information.

Cautionary Statement Regarding Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, BioTelemetry’s ability to realize the anticipated benefits of the LifeWatch acquisition, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K. Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release. We do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)

a)
In the first quarter 2018, the Company incurred $5.1 million of other charges with $3.2 million related to the consolidation and closure of certain legacy LifeWatch international locations, $1.8 million of professional, legal and other costs related to the integration of LifeWatch, $0.4 million for patent litigation, $0.2 million related to other restructuring activities and $0.2 million related to the implementation of the new revenue recognition standard. These charges were partially offset by a $0.7 million reduction in contingent consideration related to the Telcare acquisition. In the first quarter 2017, the Company incurred $1.7 million of other charges resulting from $1.7 million of professional and legal fees related to the LifeWatch acquisition and $0.6 million of expense related to patent litigation, the Company’s 2016 acquisitions and other restructuring activities. These charges were partially offset by a $0.6 million reduction in contingent consideration related to the ePatch acquisition.

b)
In the first quarter 2018, the Company recognized $3.2 million of expense related to the amortization of intangibles as a result of the LifeWatch acquisition. The Company has excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes. This was recorded in general and administrative expense.

c)	Represents the tax effect of the non-GAAP adjustments based on the estimated annual effective tax rate of 27% for the first quarter 2018 and 38% for the first quarter 2017.

d)
During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets. The benefit from this release was excluded from the Company’s 2016 adjusted results. Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax benefit of 2.9% for the first quarter 2018. After giving effect to taxes at the estimated annual effective tax rate of 27% on the other adjustments, the utilization of net operating loss carryforwards had a $1.8 million positive impact on the first quarter 2018. For the first quarter 2017, the Company reported a tax benefit of 129.3%. After giving effect to taxes at the estimated annual effective tax rate of 38% on the other adjustments, the utilization of net operating loss carryforwards had a $1.2 million positive impact on the first quarter 2017.

e)
In the first quarter 2017, the Company incurred $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation upon the achievement of the second performance measure. The first of the two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time. This is a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded to a third party. There are no additional agreements outstanding of this nature. This was recorded in general and administrative expense.

f)
In the first quarter 2017, the Company reached a $2.5 million settlement with the United States Department of Health and Human Services. This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011. This was recorded in Other non-operating income / (expense), net.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”). These Non-GAAP financial measures include adjusted income from operations, adjusted net income, adjusted net income per diluted share and adjusted EBITDA. In accordance with Regulation G of the Securities and Exchange Commission, the Company has provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures. They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into the Company’s ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results. Management uses these Non-GAAP financial measures to assess the financial health of the Company’s ongoing operating performance. Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the first quarter 2018 excludes other charges of $5.1 million driven by $3.2 million of expense related to the consolidation and closure of certain legacy LifeWatch international locations, $1.8 million of professional, legal and other costs related to the integration of LifeWatch, $0.4 million for patent litigation, $0.2 million for other restructuring activiteies and $0.2 million related to the implementation of the new revenue recognition standard. These charges were partially offset by a $0.7 million reduction in contingent consideration related to the Telcare acquisition. Adjusted net income attributable to BioTelemetry, Inc. for the first quarter 2018 also excludes $3.2 million of amortization expense related to LifeWatch intangibles. By excluding expenses that are considered not necessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, the Company believes these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance. Included in these excluded items are transaction related expenses, primarily severance, legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items. These excluded charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations. The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company. The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement. The Company can choose to resolve the outstanding matters and terminate the expense at any time. The Company also included the income tax effect of these adjustments as well as the impact from the utilization of our net operating loss carryforwards.

Adjusted net income for the first quarter 2017 excludes $1.7 million of other charges resulting from $1.7 million of professional and legal fees related to the LifeWatch acquisition and $0.6 million of expense related to patent litigation, the Company’s 2016 acquisitions and other restructuring activities. These charges were partially offset by a $0.6 million reduction in contingent consideration related to the ePatch acquisition. Adjusted net income for the first quarter 2017 also excludes a $1.5 million one-time performance bonus paid to a third party in the form of stock-based compensation, a $2.5 million non-operating charge recorded for a settlement with the Department of Health and Human Services related to the theft of two unencrypted laptops in 2011, the tax effect of all of the adjustments, as well as the impact from the utilization of our net operating loss carryforwards.

In addition to adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc. and adjusted net income per diluted share attributable to BioTelemetry, Inc., we also present adjusted EBITDA. This Non-GAAP financial measure excludes income taxes, interest, noncontrolling interest, Other charges, other excluded items included in total other income / (expense), net, depreciation and amortization and stock compensation expense. EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies. Adjusting our EBITDA for Other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations. In addition, we also add back stock compensation expense because it is non-cash in nature. Other companies in our industry may calculate adjusted EBITDA in a different manner.